Exhibit 99.1

News Release

CommScope Announces First Quarter 2010 Results

•	First quarter net sales of $722 million; Orders of $792 million

•	Operating loss of $6 million due to previously announced restructuring actions

•	Adjusted operating income of $66 million, excluding special items

•	Net loss of $22 million, or a loss of $0.23 per share

•	Adjusted net income of $25 million, or $0.26 per diluted share

HICKORY, NC, April 29, 2010—CommScope Inc., a global leader in infrastructure solutions for communications networks, reported sales of $721.6 million and a net loss of $22.1 million, or a loss of $0.23 per share, for the quarter ended March 31, 2010.

The reported net loss includes after-tax charges of $29.9 million in restructuring costs, $15.2 million for the amortization of purchased intangibles as well as a tax charge of $2.3 million resulting from the recently passed U.S. health care legislation. Excluding these special items, adjusted first quarter 2010 earnings were $25.3 million, or $0.26 of earnings per diluted share. (A reconciliation of reported GAAP results to adjusted results is attached).

For the quarter ended March 31, 2009, CommScope reported sales of $742.3 million and a net loss of $20.5 million, or a loss of $0.29 per share. The reported net loss included after-tax charges of $15.3 million for the amortization of purchased intangibles, $8.6 million for the loss on debt conversions and $7.6 million in restructuring and other special items. Excluding these special items, adjusted first quarter 2009 earnings were $11.0 million, or $0.14 of earnings per diluted share.

“Despite a slow start to the year, orders and sales strengthened considerably as we moved through the first quarter,” said CommScope Chairman and Chief Executive Officer Frank Drendel. “We recorded the strongest book-to-bill ratio we have seen in the last few years and believe we are well positioned to benefit from strengthening capital spending by North American wireless carriers.

“The rapid adoption of smart phones and other sophisticated wireless communications devices is helping to create a compelling mobile broadband experience. The ongoing need for bandwidth also continues to drive increased investment by business enterprises in data centers and ‘intelligent’ buildings as applications like high definition video and cloud computing are more commonly deployed.”

Sales Overview

First quarter 2010 sales declined 3.6 percent sequentially and 2.8 percent year over year to $721.6 million. A significant increase in Enterprise segment sales was more than offset by lower sales in the Antenna, Cable and Cabinet Group (ACCG) segment.

Foreign exchange rates positively affected sales by $15.9 million year over year and negatively affected sales by $5.2 million on a sequential basis, primarily in the ACCG segment.

Net Sales by Segment

	First Quarter 2010	First Quarter 2009	Fourth Quarter 2009	% Change
($ in millions)				YOY	Sequential
ACCG	$258.6	$325.9	$311.9	-20.7%	-17.1%
Enterprise	197.9	144.0	174.7	37.4%	13.3%
Broadband	111.0	114.2	103.8	-2.8%	6.9%
WNS	155.8	159.0	158.7	-2.0%	-1.8%
Inter-segment eliminations	(1.7)	(0.8)	(0.6)	n/a	n/a

Total CommScope Net Sales	$721.6	$742.3	$748.5	-2.8%	-3.6%

Net Sales by Region

	First Quarter 2010	First Quarter 2009	Fourth Quarter 2009	% Change
($ in millions)				YOY	Sequential
United States	$383.1	$359.6	$378.7	6.5%	1.2%

Europe, Middle East & Africa	149.2	176.3	160.6	-15.4%	-7.1%
Asia Pacific	123.6	146.5	156.0	-15.6%	-20.8%
Other Americas	67.4	60.7	53.8	11.0%	25.3%

Subtotal International	$340.2	$383.5	$370.4	-11.3%	-8.2%

Inter-segment eliminations	(1.7)	(0.8)	(0.6)	n/a	n/a

Total CommScope Net Sales	$721.6	$742.3	$748.5	-2.8%	-3.6%

ACCG segment sales declined primarily due to lower capital spending by customers in the Asia Pacific (APAC) and Europe, Middle East and Africa (EMEA) regions. Lower APAC sales were driven by regulatory issues in India and reduced capital spending levels by wireless service providers in China. Sales of the company’s antenna and cable products were also negatively affected by conservative capital deployment by European wireless operators. The ACCG segment ended the first quarter with strong order input and generated an above corporate average book-to-bill ratio.

Enterprise segment sales increased significantly as many corporations and other large entities resumed investing in strategic information technology including data centers and other infrastructure. Sales increased across all regions and essentially all product groups. The company continues to see robust opportunities in the technology, U.S. federal government, healthcare and education markets.

Broadband segment sales declined slightly year over year, primarily as a result of a reduction in pricing on cable products in the North American market. This overall decline was partially offset by higher sales in the Central and Latin America region.

Wireless Network Solutions (WNS) segment sales declined slightly primarily due to the timing of various projects in the EMEA and North American regions. However, the company continues to see positive trends in the project-oriented WNS segment, particularly for capacity and coverage solutions for buildings, stadiums, trains and other challenging applications as well as location-based services.

In the first quarter of 2010, U.S. sales increased 6.5 percent year over year to $383.1 million, or 53 percent of total company sales.

Orders booked in the first quarter of 2010 were $791.9 million for a book-to-bill ratio of 1.10x, which is the strongest quarterly ratio reported in several years.

Operating Overview

The company reported an operating loss of $6.2 million in the first quarter of 2010 due to charges of $47.9 million on previously announced restructuring. The company reported operating income of $9.0 million in the year-ago quarter.

Adjusted operating income, which excludes special items such as restructuring and the amortization of purchased intangible assets, rose 45.9 percent from the year ago quarter to $66.1 million. Adjusted operating income increased primarily due to strengthening Enterprise segment profitability, benefits from cost reduction initiatives implemented in 2009 and improved factory utilization. (A reconciliation of GAAP to adjusted operating income follows.)

First Quarter 2010 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$(40.3)	$18.1	$13.3	$2.7	$(6.2)
Amortization of purchased intangible assets (1)	17.1	1.6	0.5	5.2	24.4
Restructuring costs	31.6	15.7	—	0.6	47.9

Adjusted (non-GAAP) operating income	$8.4	$35.4	$13.8	$8.5	$66.1
Adjusted (non-GAAP) operating margin	3.2%	17.9%	12.4%	5.5%	9.2%

Fourth Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$13.7	$27.6	$12.6	$19.3	$73.2
Amortization of purchased intangible assets (1)	19.1	1.6	0.5	5.2	26.4
Restructuring costs	0.4	0.1	0.1	—	0.6

Adjusted (non-GAAP) operating income	$33.2	$29.3	$13.2	$24.5	$100.2
Adjusted (non-GAAP) operating margin	10.6%	16.8%	12.7%	15.4%	13.4%

First Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$(13.4)	$7.4	$8.6	$6.4	$9.0
Amortization of purchased intangible assets (1)	17.2	1.6	0.5	5.2	24.5
Restructuring costs	1.6	1.2	3.8	2.1	8.7
Litigation charge	—	—	—	3.1	3.1

Adjusted (non-GAAP) operating income	$5.4	$10.2	$12.9	$16.8	$45.3
Adjusted (non-GAAP) operating margin	1.7%	7.1%	11.3%	10.6%	6.1%

(1) Includes amortization included in cost of sales

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

First Quarter 2010 Financial Highlights

•	Gross margin for the first quarter of 2010 was 28.4 percent and includes $3.6 million of amortization of purchased intangibles in cost of sales. Gross margin for the year-ago period was 22.7 percent.

•

SG&A expense for the first quarter of 2010 was $112.6 million, up $11.4 million or 11.2 percent year over year primarily due to the reinstatement of certain incentive based employee cash bonus programs in 2010 that had been suspended for 2009.

•	Interest expense declined 19.9 percent year over year to $24.5 million primarily due to lower outstanding debt balances.

•

The income tax benefit for the quarter includes a $2.3 million charge related to changes to the deductibility of prescription drug benefits to certain retirees (Medicare Part D) made as part of the U.S. health care reform legislation enacted in March 2010. Excluding this charge and other special items, the effective tax rate on adjusted pretax income was 42.8 percent.

•	Total depreciation and amortization expense in the first quarter was $48.2 million, which included $24.4 million of amortization of purchased intangibles.

•	Net operating cash flow in the quarter was $63.3 million.

•	Total debt outstanding declined $136.6 million during the first quarter of 2010.

Other Highlights

•

CommScope Enterprise Solutions introduced the Wired for Wireless™ Solution, which provides building owners and developers the necessary foundation to ensure exceptional wireless coverage throughout a building’s lifecycle. This cost-effective innovation builds upon CommScope’s enterprise structured cabling expertise and its Andrew® brand of wireless products. The Wired for Wireless Solution is part of the company’s total in-building wireless portfolio, which includes fiber distributed antenna systems, repeater platforms, radiating cables and other coverage solutions.

•

ZTE Corporation recently honored CommScope’s Andrew Solutions with its 2009 Best Partner award, a distinction Andrew has now won for the fourth consecutive year. Andrew’s history of providing advanced wireless infrastructure solutions in China began in the early 1970s and has led to the establishment of solid, long-term cooperative relationships with the major Chinese carriers and OEMs.

•

CommScope’s Enterprise Solutions introduced the SYSTIMAX® 360 Ultra-High Density (UHD) fiber optic solution for data center environments. This solution is designed to support enterprise data centers requiring high density, rapid deployment and modular growth. This solution provides the highest fiber-patching density currently available.

•

CommScope’s Andrew Solutions is helping wireless operators evolve and optimize their networks with its SmartBeam base station antenna system. SmartBeam offers three levels of base station antenna pattern adjustments, which makes next generation network optimization capabilities possible.

Manufacturing Initiatives

During the first quarter, CommScope began restructuring initiatives designed to rationalize production capacity, lower costs and improve factory utilization. Significant actions to date are:

•	Omaha, NE: Relocate operations and shift manufacturing to lower cost locations

•	Newton, NC: Relocate wireless cable production to another CommScope facility in North America

•	Westerville, OH: Relocate research and development operations to other CommScope facilities in North America

During the first quarter of 2010, CommScope recognized $48.0 million of costs related to these actions, including $32.8 million for severance, an $8.9 million charge for asset impairment and a $6.3 million net curtailment loss related to pension and other postretirement benefits. CommScope expects to recognize additional charges of $8 million to $13 million by the end of 2011 to complete these initiatives.

CommScope expects total annualized savings of $25 million to $30 million once the initiatives are completed in late 2011. Approximately half of these annualized savings are expected to be realized in 2011, primarily in the second half of the year.

Outlook

CommScope management provided the following guidance for the second quarter of 2010:

•	Revenue of $800 million to $850 million

•	Adjusted operating income of $90 million to $110 million, excluding amortization of purchased intangibles, restructuring and other special items

•	Tax rate of 32 percent to 36 percent on adjusted pretax income

“We are pleased that our first quarter adjusted operating results showed year over year improvement despite a slow start in sales for the year,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “Looking ahead, we are encouraged by prospects for continued economic growth and strengthening North American wireless capital spending. We expect strong improvement in second quarter sales and adjusted operating income, excluding restructuring and any other special items.

“Our second quarter 2010 guidance is based upon expectations of an improving global economy and increasing North American wireless capital spending. However, we also expect higher material costs and some supply-chain constraints. We are currently facing long lead times for certain components that could restrain our second quarter growth.

“While cost trends may make margin expansion more challenging, we continue to expect growth in calendar year 2010 sales and adjusted operating income, excluding special items. We believe our performance will be stronger in the second half of the year as we improve operational efficiency and enhance our competitive position in new and existing markets.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. ET to discuss first quarter results. You are invited to download slides of the presentation from the Investor Relations page of CommScope’s website and listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Eddie Edwards, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944. The conference identification number is 69374075. Please plan to dial in 10 – 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call will be available through a link on the Investor Relations page of CommScope’s website at www.commscope.com.

If you are unable to participate in the call and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay. The replay identification number is 69374075 and will be available through May 13, 2010. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew Solutions™ brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 100 countries around the world.

Forward Looking Statement

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; income tax rate variability and ability to recover amounts recorded as value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigations and proceedings; U.S. health care law changes; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; and regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements CommScope does not undertake any duty or obligation to update these statements as a result of new information, future events or otherwise.

Investor Contacts:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com
Mark Huegerich, CommScope
+1 828-431-2540

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Net sales	$721,606	$742,251

Operating costs and expenses:
Cost of sales	516,765	573,526
Selling, general and administrative	112,585	101,205
Research and development	29,808	28,962
Amortization of purchased intangible assets	20,764	20,824
Restructuring costs	47,852	8,703

Total operating costs and expenses	727,774	733,220

Operating (loss) income	(6,168)	9,031
Other income (expense), net	1,252	(10,030)
Interest expense	(24,530)	(30,627)
Interest income	1,477	1,479

Loss before income taxes	(27,969)	(30,147)
Income tax benefit	5,853	9,625

Net loss	$(22,116)	$(20,522)

Loss per share:
Basic	$(0.23)	$(0.29)
Diluted (a)	$(0.23)	$(0.29)

Weighted average shares outstanding:
Basic	94,295	71,800
Diluted (a)	94,295	71,800

(a)	The calculation of diluted loss per share for the three months ended March 31, 2010 excludes the dilutive effect of stock options (0.6 million shares), restricted stock units and performance share units (0.8 million shares), and convertible debt (10.5 million shares) because they would have decreased the loss per share. The calculation of diluted loss per share for the three months ended March 31, 2009 excludes the dilutive effect of stock options (0.1 million shares), restricted stock units and performance share units (0.4 million shares), and convertible debt (8.9 million shares) because they would have decreased the loss per share. Out-of-the-money options to purchase 1.4 million and 2.5 million shares were excluded from the computation of diluted loss per share for the three months ended March 31, 2010 and 2009, respectively, because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	March 31, 2010	December 31, 2009
Assets

Cash and cash equivalents	$561,604	$662,440
Short-term investments	60,294	40,465

Total cash, cash equivalents and short-term investments	621,898	702,905

Accounts receivable, less allowance for doubtful accounts of $17,239 and $16,572, respectively	608,686	598,959
Inventories, net	340,910	314,047
Prepaid expenses and other current assets	53,830	61,435
Deferred income taxes	80,830	67,610

Total current assets	1,706,154	1,744,956

Property, plant and equipment, net	381,668	412,388
Goodwill	995,023	995,037
Other intangibles, net	696,996	721,390
Other noncurrent assets	68,249	67,545

Total Assets	$3,848,090	$3,941,316

Liabilities and Stockholders’ Equity

Accounts payable	$236,219	$200,869
Other accrued liabilities	287,932	247,447
Current portion of long-term debt	11,874	140,810

Total current liabilities	536,025	589,126

Long-term debt	1,396,036	1,403,668
Deferred income taxes	123,081	143,132
Pension and other postretirement benefit liabilities	152,086	134,770
Other noncurrent liabilities	119,619	121,637

Total Liabilities	2,326,847	2,392,333

Commitments and contingencies

Stockholders’ Equity:
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 94,393,464 at March 31, 2010 and 94,217,797 at December 31, 2009	1,047	1,046
Additional paid-in capital	1,370,371	1,361,156
Retained earnings	372,768	394,884
Accumulated other comprehensive income (loss)	(73,214)	(58,434)
Treasury stock, at cost: 10,350,516 shares at March 31, 2010 and 10,348,195 shares at December 31, 2009	(149,729)	(149,669)

Total Stockholders’ Equity	1,521,243	1,548,983

Total Liabilities and Stockholders’ Equity	$3,848,090	$3,941,316

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended March 31,
	2010	2009
Operating Activities:
Net loss	$(22,116)	$(20,522)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	48,205	50,003
Equity-based compensation	8,917	3,547
Deferred income taxes	(27,840)	(19,944)
Non-cash restructuring charges	15,274	—
Loss on conversion of debt securities	—	8,649
Changes in assets and liabilities	40,901	63,631

Net cash provided by operating activities	63,341	85,364

Investing Activities:
Additions to property, plant and equipment	(8,752)	(13,825)
Proceeds from disposal of property, plant and equipment	6,619	371
Net purchases of short-term investments	(19,829)	—
Cash paid for acquistions	—	(84)

Net cash used in investing activities	(21,962)	(13,538)

Financing Activities:
Principal payments on long-term debt	(136,158)	(356,736)
Proceeds from the issuance of long-term debt	—	100,000
Net borrowings under revolving credit facility	—	75,000
Other financing activities	272	(2,143)

Net cash used in financing activities	(135,886)	(183,879)

Effect of exchange rate changes on cash	(6,329)	(9,305)

Change in cash and cash equivalents	(100,836)	(121,358)
Cash and cash equivalents, beginning of period	662,440	412,111

Cash and cash equivalents, end of period	$561,604	$290,753

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Net Sales and Operating Income (Loss) by Reportable Segment

(Unaudited — In millions)

	Three Months Ended March 31,
	2010	2009
Net Sales:
ACCG	$258.6	$325.9
Enterprise	197.9	144.0
Broadband	111.0	114.2
WNS	155.8	159.0
Inter-segment eliminations	(1.7)	(0.8)

Consolidated Net Sales	$721.6	$742.3

Operating Income (Loss):
ACCG	$(40.3)	$(13.4)
Enterprise	18.1	7.4
Broadband	13.3	8.6
WNS	2.7	6.4

Consolidated Operating Income (Loss)	$(6.2)	$9.0

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted (Non-GAAP) Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended March 31, 2010
	Operating Income (Loss)	Net Income (Loss) (1)	Diluted EPS
As reported	$(6.2)	$(22.1)	$(0.23)

Special items:

Amortization of purchased intangible assets (2)	24.4	15.2	0.16
Restructuring costs	47.9	29.9	0.31
Tax effect of health care legislation	—	2.3	0.02

As adjusted for special items (non-GAAP)	$66.1	$25.3	$0.26

	Three Months Ended March 31, 2009
	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$9.0	$(20.5)	$(0.29)

Special items:

Amortization of purchased intangible assets (2)	24.5	15.3	0.20
Restructuring costs	8.7	5.6	0.08
Litigation charge	3.1	2.0	0.03
Loss on debt conversions	—	8.6	0.12

As adjusted for special items (non-GAAP)	$45.3	$11.0	$0.14

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in cost of sales

CommScope management believes that presenting operating income, net income (loss) and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.